REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Trustees
Quaker Investment Trust
Malvern, Pennsylvania

In planning and performing our audit of the financial statements of the Quaker Strategic Growth Fund, Quaker Core Equity Fund, Quaker Small-Cap Growth Fund, Quaker Capital Opportunities Fund, Quaker Biotech Pharma-Healthcare Fund, Quaker Small-Cap Trend Fund, Quaker Mid-Cap Value Fund, Quaker Small-Cap Value Fund, Gewax Terker Core Value Fund, and Quaker Fixed Income Fund, each a series of shares of beneficial interest of the Quaker Investment Trust, for the year ended June 30, 2005, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Quaker Investment Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under the standards of the Public Company Accounting Oversight Board (United States). A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. However, we noted no matters involving internal control and its operations, including controls for safeguarding securities that we consider to be material weaknesses, as defined above, as of June 30, 2005.

This report is intended solely for the information and use of management, the Board of Trustees of the Quaker Investment Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                            /s/ BRIGGS, BUNTING & DOUGHERTY, LLP
                                                BRIGGS, BUNTING & DOUGHERTY, LLP


Philadelphia, Pennsylvania
August 11, 2005